April 1, 2014

Re: Close-out Update for Griffin Capital Essential Asset REIT Offering

Dear Financial Professional:
We recently notified you that Griffin Capital Essential Asset REIT was approaching its maximum offering amount and would soon be fully subscribed, resulting in the termination of our follow-on offering. As of March 28, 2014, we have raised approximately $794 million of the $1.1 billion follow-on offering. Based on our pace of sales, we now anticipate terminating our follow-on offering on or around Wednesday, April 30, 2014.
As previously mentioned, this anticipated close-out date is subject to change based on our pace of equity sales. At this time we expect to raise substantially all of the equity that is registered for the follow-on offering; however, it is difficult to predict the exact date that our offering may become fully subscribed and our offering could close earlier or later than we currently anticipate. We are providing this notification to you to ensure you are properly informed and to provide as much advance notice as possible so that you may plan accordingly.
Subscriptions must be received by our transfer agent, DST Systems, in good order (including receipt of funds) on or prior to the final close-out date in order to be processed. This includes qualified subscriptions which must include both properly completed subscription documents AND receipt of funds to be considered in good order. To the extent subscription documents for custodial accounts (e.g. qualified account investments) are submitted to the transfer agent prior to the close-out date without funds received, such subscriptions may be processed after the close-out only if the offering has not been fully-subscribed by the time such funds are received. To clarify, we will not be providing a specific grace period for qualified account documents to match up with later received funds, so it is important that subscriptions for qualified accounts be submitted well in advance of the close-out date. Our acceptance procedures are to admit subscriptions received in good order through full subscription of the offering. Any subscriptions received that we are not able to accept will be promptly returned.
If you intend to submit additional subscriptions prior to the close of our offering, please plan accordingly so that your clients’ investment requests may be satisfied. You and your firm have been valuable partners in the success of Griffin Capital Essential Asset REIT and we thank you for your continued support. Please contact us at (866) 606-5901 should you have any questions.

Sincerely,

Kevin A. Shields	Jeffrey S. Schwaber
Chairman and CEO	President
Griffin Capital Essential Asset REIT	Griffin Capital Securities

Griffin Capital Essential Asset REIT, Inc.	Griffin Capital Securities, Inc., member FINRA/SIPC
2121 Rosecrans Avenue, Suite 3321	18191 Von Karman Avenue, Suite 300
El Segundo, California 90245	Irvine, California 92612
(310) 469-6100	(949) 270-9300